Exhibit 3.1

EXECUTION VERSION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

US ECOLOGY PARENT, INC.

a Delaware Corporation

JEFFREY R. FEELER and WAYNE R. IPSEN certify that:

1.             They are the President and Secretary, respectively, of US Ecology Parent, Inc. a corporation duly incorporated under the laws of the State of Delaware pursuant to the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on June 19, 2019.

2.             Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Certificate of Incorporation of this corporation, as amended or supplemented, is amended and restated to read as follows:

FIRST:  The name of the Corporation is “US Ecology, Inc.”

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of Delaware (“GCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 75,000,000 shares of common stock, par value $.01 per share (the “Common Stock”) and 1,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock” or “Preferred Shares”).

The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1.             The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certification of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.             The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.

3.             At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision on cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

4.             The Board of Directors may adopt, amend or repeal the By-Laws of this corporation.

SIXTH:  The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

SEVENTH:

1.             Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director and/or officer of the Corporation, or is or was serving (during his tenure as director and/or officer) at the request of the Corporation, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of such Proceeding is an alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL as now or hereafter in effect (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than are permitted to the Corporation prior to such amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the Corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he is not entitled to be indemnified under this Article SEVENTH, Section 1 or otherwise. No amendment to or repeal of this Article SEVENTH, Section 1 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

2.             If a claim for indemnity under Article SEVENTH, Section 1 is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, together with interest thereon, and if successful in whole or in part, such director or officer shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that such director or officer has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify him for the amount claimed, but the burden of proving such a defense shall be on the Corporation. Neither the failure of the Corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding with respect to which indemnification is claimed, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of an action pursuant to this Article SEVENTH, Section 2 that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the GCL, nor an actual determination by any such person or persons that such director or officer has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that such director or officer has not met the applicable standard of conduct.

3.             No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or is stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH, Section 3 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the GCL is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by the GCL, as amended.

4.             In furtherance and not in limitation of the powers conferred by statute:

(a)           the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(b)           the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

5.             Rights Not Exclusive.  The rights conferred by this Article SEVENTH shall not be exclusive of any other right which the director or officer may have or hereafter acquire under the GCL or any other statute, or any provision contained in the Corporation’s Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise.

EIGHTH:

1.             For purposes of this Article EIGHTH, the following terms shall have the meanings specified below.

(a)           A Person shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares of the capital stock of the Corporation to the extent such Person (i) would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor to such rule, and such terms shall apply to and include the holder of record of shares in the Corporation, or (ii) otherwise has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of the capital stock of the Corporation, under any contract, understanding or other means; provided, however, that a Person shall not be deemed to be the “beneficial owner” of, or to “beneficially own” or to have “beneficial ownership” of, shares of the capital stock of the Corporation if the Corporation determines in accordance with this Article EIGHTH that such Person is not the beneficial owner of such shares for purposes of the U.S. Maritime Laws. Notwithstanding the foregoing, no Person will be deemed to beneficially own shares of capital stock issuable on exercise or conversion of the Redemption Warrants except to the extent such shares are issued on exercise or conversion.

(b)           “Board of Directors”, as used in this Article EIGHTH unless otherwise expressly provided includes any duly authorized committee thereof, and any officer of the Corporation who shall have been duly authorized by the Board of Directors or any such committee thereof.

(c)           “Citizenship Statement” means any citizenship certifications required under Article EIGHTH, Section 4(b), the written statements and affidavits required under Article EIGHTH, Section 8 given by the beneficial owners or their transferees or proposed or purported transferees, in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others.

(d)           “Corporation”, as used in this Article EIGHTH, includes the subsidiaries of the Corporation that own vessels that are subject to the U.S. Maritime Laws to the extent the U.S. Maritime Laws require the Corporation to qualify as a U.S. Citizen in order for such subsidiaries to so qualify.

(e)           “Excess Share Date” shall have the meaning ascribed to such term in Article EIGHTH, Section 5.

(f)            “Excess Shares” shall have the meaning ascribed to such term in Article EIGHTH, Section 5.

(g)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

(h)           “Fair Market Value” of one share of a particular class or series of the capital stock of the Corporation shall mean the arithmetic average of the daily VWAP of one share of such capital stock for the 20 consecutive Trading Days immediately preceding the date of measurement, or, if such capital stock is not listed or admitted for unlisted trading privileges on a National Securities Exchange, the average of the reported closing bid and asked prices of such class or series of capital stock on such dates in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System (and, for the avoidance of doubt, not including the gray market); provided, however, that if at such date of measurement there is otherwise no established trading market for such capital stock, or the number of consecutive Trading Days since the effective date of this Amended and Restated Certificate is less than 20, the “Fair Market Value” of a share of such capital stock shall be determined in good faith by the Board of Directors.

(i)            “National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute.

(j)            “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

(k)           “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation, with respect to all Non-U.S. Citizens in the aggregate, 24% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding.

(l)            “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof, or other entity.

(m)          “Redemption Date” shall have the meaning ascribed to such term in Article EIGHTH, Section 6(c)(iv).

(n)           “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

(o)           “Redemption Notice” shall have the meaning ascribed to such term in Article EIGHTH, Section 6(c)(iii).

(p)           “Redemption Price” shall have the meaning ascribed to such term in Article EIGHTH, Section 6(c)(i).

(q)           “Redemption Warrants” shall mean the warrants issued pursuant to a warrant agreement to be entered into between the Corporation and American Stock Transfer & Trust Company, LLC (or any successor thereto), as warrant agent, with respect to the warrants entitling the holders thereof to purchase shares of Common Stock with an exercise price per warrant equal to $0.01 per share of Common Stock. A holder of Redemption Warrants (or its proposed or purported transferee) who cannot establish to the satisfaction of the Corporation that it is a U.S. Citizen shall not be permitted to exercise its Redemption Warrants if the shares issuable upon exercise would constitute Excess Shares if they were issued. Redemption Warrants shall not entitle the holder to have any rights or privileges of stockholders of the Corporation solely by virtue of such Redemption Warrants, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as stockholders of the Corporation, until they exercise their Redemption Warrants and receive shares of Common Stock.

(r)            “Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(s)            “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Corporation, including (i) original issuance of shares, (ii) issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Redemption Warrants, and (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law.

(t)            “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Corporation, including any recipient of shares resulting from (i) the original issuance of shares, (ii) the issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Redemption Warrants, or (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law; all references to “transferees” shall also include, and the provisions of this Article EIGHTH (including, without limitation, requirements to provide Citizenship Statements) shall apply to, any beneficial owner on whose behalf a transferee is acting as custodian, nominee, fiduciary, purchaser representative or in any other capacity.

(u)           “U.S. Citizen” shall mean a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

(v)           “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

(w)          “U.S. Maritime Laws” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and, to the extent applicable to the Corporation, the U.S. Maritime Administration and their respective practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

(x)           “VWAP” means for any Trading Day and any security (including Common Stock and Preferred Stock), the price for such security determined by the daily volume weighted average price per unit of such security for such Trading Day on the New York Stock Exchange or The Nasdaq Stock Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if such security is not listed or quoted on the New York Stock Exchange or The Nasdaq Stock Market, as reported by the principal National Securities Exchange on which such security is then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day.

2.             Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens shall not be permitted to beneficially own in the aggregate, more than the Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, in the aggregate, become the beneficial owners of more than the Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any proof that it is, a U.S. Citizen under any applicable law or under any contract with the United States government (or any agency thereof), the Corporation shall have the power to take the actions prescribed in Article EIGHTH, Section 3 through Article EIGHTH, Section 8. The provisions of this Article EIGHTH are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the U.S. Maritime Laws so that the Corporation does not cease to be qualified: (a) under the U.S. Maritime Laws to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof) that requires the Corporation to qualify as a U.S. Citizen; or (c) to participate in or receive the benefits of any statutory program that requires the Corporation to qualify as a U.S. Citizen. The

Board of Directors is specifically authorized to make all determinations and to adopt and effect all policies and measures necessary or desirable, in accordance with applicable law and this Amended and Restated Certificate, to fulfill the purposes or implement the provisions of this Article EIGHTH; provided, however, that determinations with respect to redemptions of any Excess Shares shall be made only by the Board of Directors.

3.             Dual Share System.

(a)           To implement the requirements set forth in Article EIGHTH, Section 2, the Corporation may, but is not required to, institute a dual share system such that: (i) each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates and/or book entries (in the case of uncertificated shares) to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate or made available by the Corporation (in the case of book entry shares) in which a proposed transferee of title to shares shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to the citizenship of such proposed transferee; (iii) a certification shall be submitted by such proposed transferee (which may include as part thereof a form of affidavit), upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such proposed transferee is a U.S. Citizen; and (iv) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board of Directors is authorized to take such other ministerial actions or make such interpretations of this Amended and Restated Certificate as it may deem necessary or advisable in order to implement a dual share system consistent with the requirements set forth in Article EIGHTH, Section 2 and to ensure compliance with such system and such requirements.

(b)           A conspicuous statement shall be set forth on the face or back of each certificate and/or on each book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Amended and Restated Certificate; and (ii) the Corporation will furnish, without charge, to each stockholder of the Corporation who so requests a copy of this Amended and Restated Certificate.

4.             Restrictions on Transfers.

(a)           No shares of any class or series of the capital stock of the Corporation may be transferred to a Non-U.S. Citizen or to a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by Non-U.S. Citizens in the aggregate would exceed the Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Corporation or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to Non-U.S. Citizens set forth in this Article EIGHTH, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation with respect to such shares for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article EIGHTH. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors shall have expressly and specifically authorized the same.

(b)           In connection with any proposed or purported transfer of shares of any class or series of the capital stock of the Corporation, any transferee or proposed or purported transferee of shares may be required by the Corporation or its transfer agent (if any) to deliver (i) a certification by such transferee or proposed or purported transferee (which may include as part thereof an affidavit) upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such transferee or proposed or purported transferee is a U.S. Citizen, and (ii) such other documentation and information concerning the citizenship of such transferee or proposed or purported transferee (as applicable) under Article EIGHTH, Section 8 as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Corporation upon refusal or failure to furnish any of the foregoing Citizenship Statements. Each proposed or purported transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such Citizenship Statements to the proposed or purported transferee and such proposed or purported transferee’s responses thereto.

(c)           Notwithstanding any of the provisions of this Article EIGHTH, the Corporation shall be entitled (but not obligated) to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent, if any) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

5.             Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens in the aggregate exceeds the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article EIGHTH shall be (x) those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such Permitted Percentage to be exceeded, or (y) those shares beneficially owned by Non-U.S. Citizens that exceed the Permitted Percentage as the result of any repurchase or redemption by the Corporation of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of acquisition; provided, however, that: (a) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article EIGHTH; (b) the Corporation may in its reasonable discretion rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article EIGHTH, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Article EIGHTH, Section 5 as to which any shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

6.             Redemption.

(a)           In the event that (i) the provisions of Article EIGHTH, Section 4(a) would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (including by reason of the applicability of Article EIGHTH, Section 10), (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the Corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the Corporation of shares of its capital stock causes any share of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens in the aggregate to exceed the Permitted Percentage and thereby constitute an Excess Share, or (iv) a beneficial owner of a share of any class or series of capital stock of the Corporation has been determined to be or to be treated as a Non-U.S. Citizen pursuant to Article EIGHTH, Section 7 or Article EIGHTH, Section 8, respectively, and the beneficial ownership of such share by such Non-U.S. Citizen results in such share constituting an Excess Share, then, the Corporation, by action of the Board of Directors (or any duly authorized committee thereof), in its sole discretion, pursuant to applicable provisions of the GCL is authorized to redeem such Excess Share in accordance with this Article EIGHTH, Section 6, unless the Corporation does not have sufficient lawfully available funds to permit such redemption or such redemption is not otherwise permitted under the GCL or other provisions of applicable law; provided, however, that the Corporation shall not have any obligation under this Article EIGHTH, Section 6 to redeem any one or more Excess Shares.

(b)           Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Article EIGHTH, Section 6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part, to the fullest extent permitted by applicable law:

(i)            the holders of such Excess Shares subject to redemption shall (so long as such shares constitute Excess Shares) not be entitled to any voting rights with respect to such Excess Shares; and

(ii)           the Corporation shall (so long as such shares constitute Excess Shares) pay into a segregated account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into a segregated account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Article EIGHTH, Section 6(c)(iii)); provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this Article EIGHTH, Section 6.

(c)           The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Article EIGHTH, Section 6 shall be as follows:

(i)            the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Redemption Warrant (or such higher number of Redemption Warrants or a fraction of a Redemption Warrant, as the case may be, then exercisable for one share of Common Stock) for each Excess Share; provided, however, that if the Corporation determines that a Redemption Warrant would be treated as capital stock under the U.S. Maritime Laws or that the Corporation may not issue Redemption Warrants for any reason, then the Redemption Price shall be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by the issuance of Redemption Notes, (C) by any combination of cash and Redemption Notes (it being understood that all Excess Shares being redeemed in the same transaction or any series of related transactions shall be redeemed for the same amount and form of consideration), or (D) by any other means authorized or permitted under the GCL;

(ii)           with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into a segregated account by the Corporation pursuant to Article EIGHTH, Section 6(b) (which shall be in full satisfaction of any right of the holder to any amount(s) in such segregated account to the extent relating to such Excess Share);

(iii)          written notice of the redemption of the Excess Shares containing the information set forth in Article EIGHTH, Section 6(c)(v), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holder(s);

(iv)          the date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Redemption Warrants, cash and/or Redemption Notes;

(v)           each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Article EIGHTH, Section 6(c)(iv)); (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall permanently cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi)          on and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith permanently cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(vii)         upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account in accordance with Article EIGHTH, Section 6(b)(ii), then to the fullest extent permitted by applicable law, such amounts shall be released to the Corporation upon the completion of such redemption.

(d)           Nothing in this Article EIGHTH, Section 6 shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under this Amended and Restated Certificate and applicable law and prior to the Redemption Date the recipient provides notice of such proposed or purported transfer to the Corporation along with the documentation and information required under Article EIGHTH, Section 4(b) and Article EIGHTH, Section 8 establishing that the proposed or purported transferee is a U.S. Citizen to the satisfaction of the Corporation in its reasonable discretion. If such conditions are met, the Board of Directors (or any duly authorized committee thereof) shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section and the Redemption Notice.

7.             Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment and with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock for the purposes of this Article EIGHTH. In making such determinations, the Corporation may rely (a) on the stock transfer records of the Corporation and Citizenship Statements and (b) on any reasonable or accepted ownership presumption or fair inference rule, to establish the citizenship of such beneficial owners, transferees or proposed or purported transferees. The determination of the citizenship of such beneficial owners, transferees or proposed or purported transferees may also be established in such other manner as the Corporation may deem reasonable pursuant to Article EIGHTH, Section 8(b). The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees or proposed or purported transferees in accordance with the provisions of this Article EIGHTH shall be conclusive.

8.             Requirement to Provide Citizenship Information.

(a)           In furtherance of the requirements of Article EIGHTH, Section 2, and without limiting any other provision of this Article EIGHTH, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Article EIGHTH, Section 8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

(i)            promptly upon a beneficial owner’s acquisition of beneficial ownership of five percent or more of the outstanding shares of any class or series of capital stock of the Corporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. Parts 67 and 355;

(ii)           promptly upon request by the Corporation, each beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. Parts 67 and 355;

(iii)          promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

(iv)          promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address and other contact information as may be requested by the Corporation; and

(v)           every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b)           The Corporation may at any time require reasonable proof, in addition to the Citizenship Statements certifications required under Article EIGHTH, Section 4(b) and the written statements and affidavits required under Article EIGHTH, Section 8(a), of the citizenship of the beneficial owner or the transferee or proposed or purported transferee of shares of any class or series of the Corporation’s capital stock.

(c)           In the event that (i) the Corporation requests in writing (in which express reference is made to this Article EIGHTH, Section 8) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a Citizenship Statement, and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then, to the fullest extent permitted by applicable law: (A)(x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into a segregated account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article EIGHTH; provided, however, that the Corporation shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii)(A) to any of the shares of such beneficial owner in any particular instance; and (B) the Corporation, upon approval by the Board of Directors in its sole discretion, shall have the power to treat such beneficial owner as a Non-U.S. Citizen unless and until the Corporation receives the requested documentation confirming that such beneficial owner is a U.S. Citizen.

(d)           In the event that (i) the Corporation requests in writing (in which express reference is made to this Article EIGHTH, Section 8) from the transferee or proposed or purported transferee of, shares of any class or series of the Corporation’s capital stock a Citizenship Statement, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article EIGHTH, by the date set forth in such written request, the Corporation, acting through its Board of Directors, shall have the power, in its sole discretion, (i) to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent (if any), until such requested documentation is so submitted and the Corporation is satisfied that the proposed or purported transfer of shares will not result in Excess Shares, and (ii) to treat shares held by such Person as Excess Shares subject to the provisions of this Article EIGHTH and the remedies provided for herein.

9.             Severability. Each provision of this Article EIGHTH is intended to be severable from every other provision. If any one or more of the provisions contained in this Article EIGHTH is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article EIGHTH shall not be affected, and this Article EIGHTH shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

NINTH:  The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

3.             This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware with the sole stockholder of this corporation acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4.             This Amended and Restated Certificate of Incorporation shall be effective on November 1, 2019 at 2:02 a.m.

Dated: November 1, 2019

/s/ Jeffrey R. Feeler
Jeffrey R. Feeler, President

ATTEST:

/s/ Wayne R. Ipsen
Wayne R. Ipsen, Secretary